Exhibit 15.1

Stockholders and Board of Directors of Atlantic Union Bankshares Corporation

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-4) of Atlantic Union Bankshares Corporation and the related Proxy Statement/Prospectus of Atlantic Union Bankshares Corporation and American National Bankshares Inc. for the registration of shares of Atlantic Union Bankshares Corporation’s common stock of our reports dated May 4, 2023 and August 3, 2023, relating to the unaudited consolidated interim financial statements of Atlantic Union Bankshares Corporation that are included in its Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023.

/s/ Ernst & Young LLP

Richmond, Virginia

September 26, 2023